UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2004

ConocoPhillips

(Exact name of registrant as specified in its charter)

Delaware	333-74798 (001-[Number Applied For])	01-0562944
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

600 North Dairy Ashford

Houston, Texas 77079

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 293-1000

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 10, 2004, our Board of Directors approved the compensation to be paid to non-employee directors in 2005.

Directors who are ConocoPhillips employees receive no additional compensation for serving on the Board of Directors. Compensation for non-employee directors consists of equity and cash.

Equity Compensation

In 2005, all non-employee directors will receive an annual grant of restricted stock units with an aggregate value of $100,000 on the date of grant. Restrictions on the units issued to non-employee directors will lapse three years after the date of grant or in the earlier event of retirement, disability, death, or upon a change of control. Directors forfeit the units if their service terminates for any other reason before the restrictions lapse. Before the restrictions lapse, directors cannot sell or otherwise transfer the units, but the units are credited with dividend equivalents in the form of additional restricted stock units. One year prior to the date the restrictions on the units would otherwise lapse, directors can elect upon the lapsing of the restrictions to delay settlement of the restricted stock units until retirement from the Board, to receive a cash payment equal to the value of the units at the market value of ConocoPhillips stock, or to have the value of the units credited to the director’s deferred compensation account.

Cash Compensation

Additionally, in 2005, all non-employee directors will receive $100,000 annual cash compensation. Non-employee directors serving in specified committee positions also receive the following additional cash compensation:

Chair of the Audit and Finance Committee	$20,000
Chair of the Compensation Committee	$15,000
Chair of the other committees	$10,000
All other Audit and Finance Committee members	$7,500

All cash fees are payable monthly. Directors may elect on an annual basis to receive all or part of their cash compensation in restricted or unrestricted stock, or to have the amount credited to the director’s deferred compensation account. All restrictions placed on stock granted in lieu of cash compensation during a calendar year lapse on the same date as the restrictions lapse on restricted stock units granted for the equity compensation for that year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS

December 13, 2004	/s/ Stephen F. Gates
Stephen F. Gates Senior Vice President and General Counsel